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Harvey L. Weiss Chief Executive Officer, President and Secretary Fortress America Acquisition Corporation (703)-528-7073	C. Thomas McMillen Chairman Fortress America Acquisition Corporation (703)-528-7073

FOR IMMEDIATE RELEASE

FORTRESS AMERICA ACQUISITION CORPORATION

ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION BY UNDERWRITERS

Arlington, Virginia, August 25, 2005 - Fortress America Acquisition Corporation (“Fortress America” or the “Company”) (OTC Bulletin Board: FAACU ) announced today that the underwriters of the Company’s recent initial public offering acquired an additional 800,000 units pursuant to the over-allotment option granted to the underwriters.  Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $4,800,000.

Fortress America is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other business combination, an operating business in the homeland security industry.

A registration statement relating to the Company’s securities has been filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The public offering of the Company’s securities is made only by means of a prospectus, copies of which may be obtained from Sunrise Securities Corp., 641 Lexington Avenue, 25th Floor, New York, New York 10022.